Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro Director of Investor Relations Avici Systems 978-964-2000 ivyadro@avici.com	Paul Brauneis Chief Financial Officer Avici Systems 978-964-2000 pbrauneis@avici.com

Avici Systems Files 2002 Annual Report on Form 10-K

Reduces Previously Announced Loss

North Billerica, MA, March 28, 2003—Avici Systems Inc. (NASDAQ:AVCI), today announced that it has filed its Annual Report on Form-10K with the Securities and Exchange Commission for its year ended December 31, 2002.

In doing so, the company said that it has revised its 2002 quarterly and full year charges related to non-cash stock based compensation expense, and accordingly, has reduced its GAAP net loss and net loss per share, previously announced on January 30, 2003, from $66.7 million or $5.35 per share to $64.8 million or $5.20 per share. The revision had no effect on the company’s previously announced cash balances or shareholders’ equity, and results from an adjustment in stock based compensation expense associated with certain employees whose employment with the company had terminated.

Net loss and net loss per share on a GAAP basis for the year ended December 31, 2002 and for each of the four quarters ended March 31, June 30, September 30 and December 31, 2002 have been revised as follows (in millions except for per share amounts):

	Periods ended
	March 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002	Year
Net loss, as previously reported	($18.4)	($15.6)	($18.4)	($14.3)	($66.7)
Reduction in stock based compensation expense	0.7	0.6	0.4	0.2	1.9

Net loss—as revised	($17.7)	($15.0)	($18.0)	($14.1)	($64.8)

Net loss per share, as previously reported	($1.48)	($1.24)	($1.48)	($1.15)	($5.35)

Net loss per share—as revised	($1.42)	($1.21)	($1.44)	($1.13)	($5.20)

Net loss and net loss per share before all non-cash equity based charges and restructuring charges and credits, previously referred to as “pro forma net loss” and “pro forma net loss per share”, for each of the four quarters and full year 2002 are unchanged.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, timely product development and enhancement, intensity of competition of other vendors, technological changes and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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